Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Crescent Financial Corporation and subsidiaries

We consent to the incorporation by reference of our report dated March 16, 2007 on the consolidated financial statements included in the 2006 Annual Report on Form 10-K of Crescent Financial Corporation (the “Registrant”) and subsidiaries in the following registration statements on Form S-8 filed by the Registrant under the Securities Act of 1933: 333-137235 filed as of September 11, 2006; 333-136522 filed as of August 11, 2006; 333-126871 filed as of July 25, 2005; 333-108456 filed as of September 3, 2003; 333-68974 and 333-68990 both filed as of September 5, 2001.

Raleigh, North Carolina
March 28, 2007